RESTATED REVOLVING CREDIT AGREEMENT



                                   dated as of


                                  July 10, 1996


                                     between


                          AMWEST INSURANCE GROUP, INC.

                                  ("Borrower")

                                       and

                         UNION BANK OF CALIFORNIA, N.A.

                                   ( "Bank" )



                                   $17,500,000

                                TABLE OF CONTENTS

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

                                                           Page(s)

SECTION 1.1    Definitions                                        1
SECTION 1.2    Accounting Terms and Determinations               12
SECTION 1.3    Computation of Time Periods                       13
SECTION 1.4    Construction                                      13
SECTION 1.5    Exhibits and Schedules                            13
SECTION 1.6    No Presumption Against Any Party                  13
SECTION 1.7    Independence of Provisions                        13


                                   ARTICLE II

                                   THE CREDIT

SECTION 2.1    The  Revolving  Commitment                        14
SECTION 2.2    Payment of Excess Obligations                     14
SECTION 2.3    Interest Rates                                    14
SECTION 2.4    Notice of Borrowing Requirements                  15
SECTION 2.5    Conversion or Continuation Requirements           16
SECTION 2.6    Eurodollar Costs                                  17
SECTION 2.7    Special Eurodollar  Circumstances                 18
SECTION 2.8    Revolving Note; Statements of Obligations         18
SECTION 2.9    Holidays                                          19
SECTION 2.10   Time and Place of Payments                        19
SECTION 2.11   Fees                                              19
SECTION 2.12   Mandatory Commitment Reductions                   20


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

SECTION 3.1    Due Organization                                  20
SECTION 3.2    Requisite Power                                   21
SECTION 3.3    Binding Agreements                                21
SECTION 3.4    No Conflict                                       21
SECTION 3.5    Litigation                                        21
SECTION 3.6    Consents                                          22
SECTION 3.7    Financial Statements and Condition                22
SECTION 3.8    Use of Loans Proceeds                             22

SECTION 3.9    Regulation U                                      22
SECTION 3.10   Tax Returns                                       22
SECTION 3.11   Trademarks, Licenses, etc                         23
SECTION 3.12   Burdensome Agreements, etc                        23
SECTION 3.13   Title and Liens                                   23
SECTION 3.14   Other  Information                                23
SECTION 3.15   Existing Defaults                                 23
SECTION 3.16   Leases                                            24
SECTION 3.17   Casualty                                          24
SECTION 3.18   Investment Company Act                            24
SECTION 3.19   Public Utility Holding Company Act                24
SECTION 3.20   Disclosure                                        24
SECTION 3.21   Location of Chief Executive Office                24
SECTION 3.22   No  Default                                       25
SECTION 3.23   No Pension Fund Irregularities                    25
SECTION 3.24   Compliance With Law                               25

                                   ARTICLE IV

                               CONDITIONS TO LOANS

SECTION 4.1    Conditions Precedent to the Loans                 26

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.1    Accounting Records                                27
SECTION 5.2    Financial Statements and Reports                  27
SECTION 5.3    Corporate Existence                               30
SECTION 5.4    Compliance With Law                               30
SECTION 5.5    Insurance                                         31
SECTION 5.6    Properties                                        31
SECTION 5.7    Taxes and Other Liabilities                       31
SECTION 5.8    Tax Returns                                       31
SECTION 5.9    Fixed  Charge  Coverage  Ratio                    31
SECTION 5.10   (Intentionally Deleted)                           32
SECTION 5.11   Tangible Net Worth                                32
SECTION 5.12   Net Profit                                        32
SECTION 5.13   Policyholders' Surplus                            32
SECTION 5.14   Operating Leverage Ratio                          32
SECTION 5.15   A.M. Best Rating                                  32
SECTION 5.16   Investment Portfolio Quality                      32
SECTION 5.17   Pension Plan Funding                              32
SECTION 5.18   Reinsurance Contract                              33
SECTION 5.19   Storage and Protection of Data                    33

                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.1    Mergers, Consolidations                           34
SECTION 6.2    Sale of Assets                                    34
SECTION 6.3    Liens                                             34
SECTION 6.4    Contingent Obligations                            35
SECTION 6.5    Conduct of Business                               35
SECTION 6.6    Transactions with Shareholders                    36
SECTION 6.7    Restrictive Agreements                            36
SECTION 6.8    Debt                                              36
SECTION 6.9    Dividends                                         36
SECTION 6.10   Leases                                            37
SECTION 6.11   Stock                                             37
SECTION 6.12   Prepayment and Repayment of Debt                  37
SECTION 6.13   Sale-Leasebacks                                   37
SECTION 6.14   Misrepresentations                                37
SECTION 6.15   Partnerships                                      37
SECTION 6.16   Subsidiaries Debt and Liens                       37
SECTION 6.17   Changes in Location of Chief Executive Office     38
SECTION 6.18   Loss Reserves                                     38
SECTION 6.19   Surplus Note                                      38
SECTION 6.20   Capitalized Expenditures                          38
SECTION 6.21   Acquisitions                                      38

                                   ARTICLE VII

                                EVENTS OF DEFAULT

SECTION 7.1    Events of Default                                 39
SECTION 7.2    Remedies                                          41

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.1    Waivers, Modifications in Writing                 41
SECTION 8.2    Failure or Delay                                  42
SECTION 8.3    Notices, etc                                      42
SECTION 8.4    Costs and Expenses                                42
SECTION 8.5    Sale of Participation                             43
SECTION 8.6    Headings                                          43
SECTION 8.7    Execution in Counterparts                         43
SECTION 8.8    Binding Effect; Assignment                        43
SECTION 8.9    Severability of Provisions                        43
SECTION 8.10   Publicity                                         44
SECTION 8.11   Complete Agreement                                44
SECTION 8.12   Governing Law and Venue                           44
SECTION 8.13    Dispute Resolution                               44

                             EXHIBITS AND SCHEDULES


              Schedule 1           Reserved
              Schedule 2           Permitted Liens
              Schedule 3           Contingent Obligations
              Schedule 4           Permitted Debt
              Schedule 5           Permitted Partnerships
              Schedule 6           Litigation





               Exhibit 1           Surplus Note
               Exhibit 2           Notice of Borrowing
               Exhibit 3           Notice of Continuation or Conversion
               Exhibit 4           Compliance Certificate

                       RESTATED REVOLVING CREDIT AGREEMENT

                  This RESTATED REVOLVING CREDIT AGREEMENT, dated as of July 10, 1996, is entered into between Borrower and Bank.

                  The parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

         SECTION 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

         "Affiliate" means, with respect to any designated Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person; and, for purposes of the foregoing "control" (including "controlled by" and "under common control with") with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. An "Affiliate" of Borrower shall not include Richard or John Savage.

         "Agreement" means this Revolving Credit Agreement, together with any concurrent or subsequent rider, amendment, schedule or exhibit to this Revolving Credit Agreement.

         "Applicable Base Rate Margin" and "Applicable Eurodollar Rate Margin" means the percentage per annum set forth in the table below opposite the Interest Coverage for the most recently ended four fiscal quarters for which Financial Statements have been delivered to Bank pursuant to Sections 5.2(a) or 5.2(b) and the Interest Rate Leverage Ratio as of the end of such the last quarter or, if the respective percentages per annum set forth opposite such Interest Coverage and such Interest Rate Leverage Ratio are different, the higher of such percentages per annum.

                            Interest Rate Applicable

                                   Applicable                     Applicable
     Leverage Ratio             Base Lending Rate             Eurodollar Lending
                                    Margin                         Margin

 .30 less than x                         .50%                          2.00%
 .25 less than x less than .30           .25%                          1.75%
 .20 less than x less than .25           .00%                          1.50%
 .15 less than x less than .20           .00%                          1.25%
              x less than .15           .00%                          1.00%

                  "ASIC" means Amwest Surety Insurance Company, a Subsidiary of the Borrower.

                  "Asset" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

                  "Bank" means Union Bank of California, N.A., successor in interest to Union Bank, a California banking corporation. "Bank" or "Union Bank" when referred to in this agreement shall mean Union
Bank of California, N. A.

                  "Bank Expenses" means all costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement and all other documents executed in connection herewith; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; appraisal, filing, recording, documentation, publication and search fees paid or incurred by Bank to correct any default or enforce any provision of this Agreement and all other documents executed in connection herewith; to the extent reimbursable under Section 8.4, costs and expenses of suit or arbitration proceeding incurred by Bank in enforcing or defending this Agreement, or any portion hereof, and reasonable attorneys' fees and expenses incurred by Bank in structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement and all other documents executed in connection herewith, whether or not suit is brought, such attorneys' fees to include the reasonable estimate of the allocated costs and expense of Bank's legal counsel and professional staff. All Bank Expenses paid or incurred by Bank shall be considered to be, and shall become a part of the Obligations, are payable, except as otherwise provided herein, within 10 days after demand, and if not reimbursed, shall immediately thereafter bear interest, together with all other amounts to be paid by Borrower pursuant hereto at the Base Rate.

                  "Bank's Fees" means the Revolving Commitment Fee.

                  "Bankruptcy Code" means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C. Section 101-1330), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

                  "Base Rate" means the sum of the Reference Rate Plus the Applicable Base Rate Margin.

                  "Base Rate Borrowing" means any Borrowing designated by Borrower as bearing the Base Rate pursuant to Section 2.3(a) or 2.5(a) .

                  "Base LIBOR" means the offered quotation, if any, to first-class banks in the Eurodollar market by Bank for U.S. Dollar deposits of amounts in funds comparable to the principal amount of the Eurodollar Rate Borrowing for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 a.m., California time, two (2) Eurodollar Business Days prior to the commencement of such Interest Period.

                  "Borrower" means AMWEST INSURANCE GROUP, INC.

                  "Business  Day"  means a  borrowing  pursuant  to the terms of
Section 2.1 consisting of Revolving Loans made by Bank to Borrower.

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Los Angeles, California are authorized or required by law or executive order or decree to close.

                  "Cash Equivalents" means, when used in connection with any Person, that Person's Investment in:

                  (a) Government Securities due within one year after the date of determination;

                  (b) Readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least A by Moody's Investments Service, Inc. or A by Standard & Poor's Corporation, in each case due within one year from the date of determination;

                  (c) Certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and reverse repurchase agreements covering Government Securities ("Qualified Bank Deposits") executed by, the Bank or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000 ("Qualified Domestic Institutions"), in each case due within one year after the date of determination;

                  (d) Qualified Bank Deposits executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 ("Qualified Foreign Institution"), in each case due within one year after the date of determination;

                  (e) Readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest or second highest credit rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation, in each case due within 270 days after the date of the determination;

                  (f) Money Market Funds investing in securities otherwise constituting Cash Equivalents;

      Provided that, the portion of Qualified Bank Deposits not executed by a Qualified Domestic Institution, or Qualified Foreign Institution, which are insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the Securities Investor Protection Corporation shall be considered Cash Equivalents.

                  "Capitalized Expenditures" means, when used in connection with any Person, any expenditure by such Person that, in conformity with GAAP, has been or should be included in the furniture equipment and improvements reflected in the Person's balance sheet, excluding, however, any Investment.

                  "Capital Surplus" means the "surplus as regards policyholders" of ASIC and its Subsidiaries as set forth in the consolidated statements of ASIC and its Subsidiaries as filed with the California Department of Insurance.

                  "Closing Date" means July 10, 1996.

                  "Commitment Reduction" means, for each applicable Revolving Commitment Reduction Date, that amount expressed in Dollars indicated in the table in Section 2.12 opposite the applicable Revolving Commitment Reduction Date.

                  "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay" or "through put" or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith, provided however, Contingent Obligation shall not include surety bonds and other insurance products issued by the Borrower or any of its subsidiaries in the ordinary course of Borrower or its Subsidiaries business.

                  "Credit Document(s)" means each of the following documents, instruments, and agreements individually or collectively, as the context requires:

                           (i) the Revolving Note; and

                           (ii) such other documents, instruments,and agreements
as Bank may reasonably request in connection with the transactions contemplated hereunder.

                  "Daily Balances" means the amount determined by taking the amount of the obligations owed under the Revolving Loans at the beginning of a given day, adding any new obligations advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid on that date under the provisions of this Agreement.

                  "Debt" means the outstanding aggregate principal balance of the Revolving Loans plus all of Borrower's consolidated Capitalized Lease
Obligations and any indebtedness heretofore or hereafter created, issued, guaranteed, incurred or assumed by Borrower (directly or indirectly) for or in respect of money borrowed or for or in respect of the deferred purchase price of property or services purchased (other than trade accounts payable arising in the ordinary course of business).

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Dollars" or "$" means lawful currency of the United States of America.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and unless the context otherwise requires, the regulations thereunder.

                  "ERISA Affiliate" means the Borrower and all members of a controlled group of corporations and all trades or businesses (irrespective of whether incorporated) under common control that, together with the Borrower, are treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Internal Revenue Code or the regulations promulgated thereunder.

                  "ERISA Group" means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.

                  "Eurodollar Business Day" means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California and London, England.

                  "Eurodollar Rate" means, with respect to a Eurodollar Rate Borrowing, the rate per annum (rounded upwards if necessary to the nearest whole one-hundredth of one percent (.01%)), determined as the sum of: (a) the quotient of:
      (i) Base LIBOR for the relevant Interest Period; divided by
      (ii) the number (expressed as a decimal) equal to one hundred percent (100%) in the LIBOR Reserve Percentage; plus (b) the Applicable Eurodollar Rate Margin. The Eurodollar Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any Eurodollar Rate Borrowings outstanding on such effective date to the extent such change is applied retroactively to eurocurrency funding of a member bank in the Federal Reserve System. Each determination of a eurodollar Rate by Bank, including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

                  "Eurodollar Rate Borrowing" means any Borrowing designated by Borrower as bearing the Eurodollar Rate pursuant to Sections 2.3(a) or 2.5(a).

                  "Event of Default" has the meaning set forth in Section7.1.

                  "Financial Statement(s)" means, with respect to any accounting period of any Person, statements of operations and of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP. "Financial Statement(s)" shall include the notes and schedules thereto.

                  "Fiscal Year" shall mean the calendar year.

                  "Funds Held as Collateral" means, as of any date of determination, the amount that should, in accordance with GAAP, be reflected in a consolidated balance sheet of Borrower and its Subsidiaries on that date, prepared consistently with the consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year of Borrower and identified as "funds held as collateral."

                  "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of their application.

                  "Government Securities" means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed or backed by the full faith and credit of the United States of America.

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

                  "Interest Coverage" means Cash Operating Income divided by interest expense for the Borrower and its Subsidiaries on a consolidated basis. Cash Operating Income equals pre-tax income plus interest expense, plus amortization of bond premiums, less accretion of bond discounts, less gain on sale of investments, plus loss on sale of investments, plus depreciation and amortization expense.

                  "Interest Rate Leverage Ratio" means (as it pertains to the interest rate determination) total liabilities divided by total assets for the Borrower and its Subsidiaries on a consolidated basis.

                  "Interest Payment Date" means July 31, 1996 and the last day of every month thereafter or, with respect to Eurodollar Rate Borrowings, the last day of the Interest Period applicable to each outstanding Eurodollar Rate Borrowing unless the Interest Period is greater than three months in which case interest is payable at the end of each three month period during such period and at the end of the Interest Period.

                  "Interest Period" means, with respect to each Eurodollar Rate Borrowing, the period commencing on the date of such Eurodollar Rate Borrowing and ending one (1), two (2), three (3), six (6) or more (with Bank's prior written consent) months thereafter, as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, however, that:

                  (a) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and

                  (b) any Interest Period which begins on the last Eurodollar Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as supplemented and amended from time to time, or any successor statute, and any and all regulations and . rules promulgated thereunder.
                  "Invested Assets" means, as of any date of determination, the amount that should, in accordance with GAAP be reflected in a consolidated balance sheet of Borrower and its Subsidiaries on that date, prepared consistently with the consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year of Borrower and identified as "investments."

                  "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving, travel, and payroll expenses, drawing accounts and similar expenditures in the ordinary and usual course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable due from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary and usual course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments, except as permitted by generally accepted accounting principles, for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                  "Investment Income" means the "investment income," determined in accordance with GAAP, for the twelve (12) month period immediately preceding the applicable fiscal quarter end.

                  "Lending Office" means Bank's office located at its address set forth on the signature pages hereof, or such other office of Bank as it may hereafter designate as its Lending Office by notice to Borrower.

                  "Leverage Ratio" means the ratio of (a) funded Debt to Union Bank to (b) Tangible Net Worth, measured as of the last day of each fiscal quarter.

                  "LIBOR Reserve Percentage" means, as of the date of determination thereof, the percentage (rounded upward to the nearest one-hundredth of one percent (.01%)), as determined by Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), representing the actual, aggregate incremental reserve requirement of the Bank as prescribed by the Board of Governors of the Federal Reserve System with respect to new nonpersonal time deposits in the form of eurocurrency (currently referred to as "eurocurrency liabilities") in an amount equal to the particular Loan and for a time period comparable to the number of days in the applicable Interest Period.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, assignment, conditional sale or other title retention agreement, lien, charge or encumbrance of any kind.

                  "Liquidity Ratio" means the ratio of (a) Cash plus Cash Equivalents plus Invested Assets plus accrued Investment Income to (b) Total
Liabilities less the long term portion of Debt to the Bank hereunder and other long term liabilities of the Borrower and its Subsidiaries determined as of the last day of each fiscal quarter.

                  "Mandatory Commitment Reductions" means, as of the date of determination, the aggregate amount of the Commitment Reduction required.

                  "Material  Adverse Change" means a material  adverse change in
(i) the business, Assets, condition (financial or otherwise) or results of operations of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due) or (iii) the validity or enforceability of this Agreement, the Credit Documents, or the rights or remedies of Bank hereunder and thereunder.

                  "Maturity Date" means September 30, 2001.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in ss. 4001(a) (3) of ERISA, Section 414 of the Code, or Section 3(37) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

                  "Net Profit" means a net profit of Borrower, pursuant to GAAP, on a consolidated basis, for each fiscal year excluding any gains or (losses) related to "accounting changes".

                  "Net Written Premiums" means the net premiums written by ASIC and its Subsidiaries as set forth in the annual consolidated statement of ASIC and its Subsidiaries filed with the California Department of Insurance.

                  "Notice  of  Borrowing"  means  an  irrevocable   notice  from
Borrower to Bank of Borrower's  request for a Borrowing pursuant to the terms of
Section 2.4(b), substantially in the form of Exhibit 3.

                  "Notice of Conversion or Continuation" means a written notice given pursuant to the terms of Section 2.5(b), substantially in the form of
Exhibit 4.

                  "Obligations" mean any and all indebtedness, liabilities, and obligations of Borrower owing to Bank and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding, and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including all interest accruing during the pendency of an Insolvency Proceeding), and all Bank Expenses. The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Revolving Loans, all Bank's Fees, all Bank Expenses, any other fees and expenses due hereunder, and all other indebtedness evidenced by this Agreement and the Revolving Note.

                  "Operating Leverage Ratio" means Net Written Premiums over the most recent four quarters divided by Capital Surplus as of the most recent quarterly ending date.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Liens" is defined in Section 6.3.

                  "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA in which any personnel of either Borrower or an ERISA Affiliate participate or from which any such personnel may derive a benefit, excluding any Multiemployer Plan, but including any plan either established or maintained by such Borrower or any ERISA Affiliate or to which such Person contributes under the laws of any foreign country.

                  "Prohibited Transaction" means a transaction that is prohibited under Section 4975 of the Internal Revenue Code or Section 406 or 407 of ERISA and not exempt under Section 4975 of the Internal Revenue Code or
Section 408 of ERISA.

                  "Reference Rate" means the rate of interest announced by Bank at its corporate headquarters as its reference rate and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Reference Rate is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to some external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.

                  "Reportable  Event"  means a  reportable  event  described  in
Section 4043 of ERISA, a withdrawal from a Plan described in Section 4063 of ERISA, or a substantial cessation of operations described in Section 4062(e) or ERISA.

                  "Responsible Officer" means the president or chief financial officer, or any other Person designated by the president or chief financial officer in a writing delivered to Bank.

                  "Revolving Commitment" means subject to Section 2.12, Seventeen Million Five Hundred Thousand Dollars ($17,500,000); provided that on each Revolving Commitment Reduction Date, the Revolving Commitment in effect immediately prior to such date shall be reduced by the Commitment Reduction for that date.

                  "Revolving Commitment Fee" has the meaning set forth in
Section 2.11.

                  "Revolving Commitment Reduction Date" means each of the dates set forth in the table in Section 2.12.

                  "Revolving Commitment Reduction Payment" means a payment in an amount which is necessary in order to reduce the aggregate outstanding principal balance of the Revolving Loans to the amount of the Revolving Commitment as reduced on the applicable Revolving Commitment Reduction Date by the Commitment Reduction in effect on such date, plus all accrued interest on such amount.

                  "Revolving Loans" means the revolving loans made by Bank to Borrower pursuant to the terms of Section 2.1.

                  "Revolving Note" means that certain Revolving Note, dated as of even date herewith, executed by Borrower to the order of Bank, in the principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), and any replacements, substitution, renewals, refinancings or restatements thereof.

                  "Subsidiary" means any corporation (whether now existing or hereafter organized or acquired) of which a Person or one or more Subsidiaries of such Person at the time owns or controls directly or indirectly more than 50% of the shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                  "Surplus Note" means that certain $10,000,000 Certificate of Contribution issued by Amwest Surety Insurance Company to Borrower, a copy of which is attached hereto as Exhibit 1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                  "Tangible Net Worth" means stockholders' equity of Borrower and its Subsidiaries as determined in accordance with GAAP consistently applied but excluding the effect of FASB 115, increased by debt subordinated to Bank and decreased by the following: licenses, trademarks, trade names, goodwill, subscription lists, organization expenses and other intangible assets (but
"intangible assets" shall exclude deferred policy acquisition costs), as determined in accordance with GAAP.

                  "Total Liabilities"means total liabilities as defined by GAAP.

                  "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

                  SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided, however, that if the Borrower notifies the Bank that the Borrower wishes to amend any covenant in Article V or VI to eliminate the effect of any change in GAAP or an adverse ruling with respect to Prop 103 on the operation of such covenant, then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective or without giving effect to such ruling as the case may be until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Bank.

                  SECTION 1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

                  SECTION 1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term: "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Credit Documents to this Agreement or any of the Credit Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

                  SECTION 1.5 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

                  SECTION 1.6 No Presumption Against Any Party. Neither this Agreement, any of the Credit Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Credit Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

                  SECTION 1.7 Independence of Provisions. All agreements and covenants hereunder, under the Credit Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

                                   ARTICLE II

                                   THE CREDIT

                  SECTION 2.1   The Revolving Commitment.

                  (a) Revolving Loans. Subject to the terms and conditions hereof, Bank agrees to make Revolving Loans to Borrower, pursuant to this
Section 2.1, from the Closing Date to but not including the Maturity Date, in an aggregate principal amount not to exceed the amount of the Revolving Commitment then in effect. Provided that no Default or Event of Default has occurred and is continuing, Borrower may borrow, and reborrow such sum in increments of One Hundred Thousand Dollars ($100,000) upon notice in accordance with the provisions of Section 2.4.

                  (b) Payments of Principal and Interest. All interest on all Revolving Loans, as calculated in accordance with Section 2.3, shall be payable, in arrears, on each and every Interest Payment Date. All outstanding principal of and all accrued but unpaid interest on all Revolving Loans shall be due and payable on the Maturity Date.

                  (c) Prepayments. The Revolving Loans may be prepaid at any time without penalty or premium (except as provided in Section 2.6) upon three
(3) Eurodollar Business Days' prior written notice, in the case of Eurodollar Rate Borrowings, and upon one (1) Business Day's prior written notice, in the case of Base Rate Borrowings, to Bank. All prepayments shall be in increments of One Hundred Thousand Dollars ($100,000).

                  SECTION 2.2     Payment of Excess Obligations. Any
                  and all Revolving Loans and financial accommodations made, extended, or arranged by Bank to or for the benefit of Borrower pursuant to this Agreement shall be added to and be deemed part of the Obligations when made or extended. If, at any time and for any reason, the amount of the Obligations exceeds the Revolving Commitment then in effect, then Borrower, upon Bank's election and demand, shall immediately pay to Bank in immediately available funds, the amount of such excess.

                  SECTION 2.3 Interest Rates. The unpaid principal balance of the Revolving Loans shall bear interest at the applicable rate per annum provided below:

                  (a) Revolving Loan. Borrower shall from time to time designate one or both of the following two options to apply to all or any portion of the unpaid principal balance of the Revolving Loans: (1) the Base Rate; or (2) the Eurodollar Rate.

                  (b) Post Maturity Rate. If all or any portion of the principal amount of any Revolving Loan made under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration, or otherwise), such overdue principal amount, and to the extent permitted by law overdue interest thereon, shall bear interest at a rate of two percent (2%) (200 basis points) greater than the interest rate with respect to such Revolving Loan, effective on the day following the date of nonpayment and continuing until such amounts are paid in full.

                  (c) Computation of Interest. All computations of interest with respect to Eurodollar Rate Borrowings, shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed in such period. All computations of interest with respect to Base Rate Borrowings shall be calculated on the basis of a year of three hundred sixty (360). In the event that the Reference Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all outstanding Base Rate Borrowings shall be made as of 12:01 a.m. (California time) on the effective date of the change in the Reference Rate. Interest shall accrue from the first day of the making of a Revolving Loan to the date of repayment of such Revolving Loan in accordance with the provisions of this Agreement; provided, however, if a Revolving Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Revolving Loan. Any and all interest not paid when due shall thereafter be deemed to be a Revolving Loan made under Section
2.1 and shall bear interest  thereafter  as provided for in Sections  2.3(a) and
(b).

                  SECTION 2.4     Notice of Borrowing Requirements.

                  (a) Each Base Rate Borrowing shall be made on a Business Day and each Eurodollar Rate Borrowing shall be made on a Eurodollar Business Day.

                  (b) Each Borrowing shall be made upon telephonic notice given by a Responsible Officer of Borrower, followed by a Notice of Borrowing in the form of Exhibit 3, given by telex, telecopy, facsimile, or personal service, delivered to Bank at both of the addresses set forth in the Notice of Borrowing. If for a Base Rate Borrowing, Bank shall be given such telephonic notice no later than 11:00 a.m., California time, one (1) Business Day prior to the day on which such Borrowing is to be made, and, if for a Eurodollar Rate Borrowing, Bank shall be given such telephonic notice no later than 11:00 a.m., California time, three (3) Eurodollar Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount thereof (subject to the provisions of Section 2.1(a) plus the appropriate Interest Period thereof.

                  (c) Bank shall not incur any liability to Borrower in acting upon any telephonic notice which Bank believes in good faith to have been given by a Responsible Officer of Borrower, or for otherwise acting in good faith under this Section 2.4, and in making any Revolving Loans pursuant to telephonic notice.

                  SECTION 2.5     Conversion or Continuation Requirements.

                  (a) Borrower shall have the option to:
      (i) convert, at any time, all or any part of the outstanding Revolving Loans, in integral multiples of One Hundred Thousand Dollars ($100,000), from a Revolving Loan bearing interest at one of the interest rate options available pursuant to Section 2.3(a) to another; or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Borrowing, to continue all or any portion of a Eurodollar Rate Borrowing as a Eurodollar Rate Borrowing, with the succeeding Interest Period(s) of such continued Eurodollar Rate Borrowing commencing on the expiration date of the Interest Period previously applicable thereto; provided, however, that a Eurodollar Rate Borrowing may only become a Base Rate Borrowing or be continued as a Eurodollar Rate Borrowing on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Revolving Loan may be continued as, or be converted into, a Eurodollar Rate Borrowing in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Default or Event of Default has occurred and is continuing; provided further, however, that if Borrower fails to deliver the appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof pursuant to the required notice period before the expiration of the Interest Period of a Eurodollar Rate Borrowing, such Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing, upon the expiration of the applicable Interest Period.

                  (b) Borrower shall give telephonic notice of any proposed continuation or conversion pursuant to this Section 2.5 followed by a Notice of Conversion or Continuation, given by telex, telecopy, facsimile, or personal service, delivered to Bank at both of the addresses set forth in the Notice of Conversion or Continuation, in the form of Exhibit 4. Such telephonic notice shall be given no later than 11:00 a.m., California time, on the Business Day which is the proposed conversion date (in the case of a conversion to a Base Rate Borrowing) and no later than 11:00 a.m. California time, one (1) Business Day in advance of the proposed conversion date (in the case of a conversion of a Eurodollar Rate Borrowing to a Base Rate Borrowing), three (3) Eurodollar Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing). If such Notice of Conversion or Continuation is received by Bank not later than 11:00 a.m., California time, on a Eurodollar Business Day, such day shall be treated as the first Eurodollar Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next Eurodollar Business Day. A Notice of Conversion or Continuation shall specify: (1) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable);
(2) the amount of the Revolving Loan to be converted or continued; (3) the nature of the proposed conversion or continuation; and (4) in the case of a conversion to or continuation of a Eurodollar Rate Borrowing, the requested Interest Period.

                  (c) Bank shall incur no liability to Borrower in acting upon any telephonic notice referred to above which Bank believes in good faith to have been given by a Responsible Officer on behalf of Borrower or for otherwise acting in good faith under this Section 2.5 and in conversion or continuation by Bank in accordance with this Agreement pursuant to any telephonic notice. Any Notice of Conversion or Continuation (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.

                  SECTION 2.6 Eurodollar Costs. Borrower shall reimburse Bank for any increase in Bank's costs (which shall include, but not be limited to, taxes, other than taxes imposed on or measured by the overall net income of Bank (including franchise taxes) fees or charges), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain outstanding the principal amount of the Revolving Loans) incurred by it directly or indirectly resulting from the making of any Eurodollar Rate Borrowing due to:
(a) the modification, adoption, or enactment of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (b) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (c) compliance by Bank with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority which becomes effective after the date hereof; (d) violations by Borrower of the terms of this Agreement; or (e) any prepayment of a Eurodollar Rate Borrowing at any time prior to the end of the applicable Interest Period.

                  The amount of such costs, losses, or expenses shall be determined solely by Bank based upon the assumption that Bank funded one hundred percent (100%) of each Eurodollar Rate Borrowing in the Eurodollar market. In attributing Bank's general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, Bank may use any reasonable attribution or averaging methods which it deems appropriate and practical. Bank shall notify Borrower of the amount due Bank pursuant to this Section 2.6 in respect of any Eurodollar Rate Borrowing as soon as practicable but in any event within forty-five (45) days after the last day of the Interest Period of such Eurodollar Rate Borrowing, and Borrower shall pay to Bank the amount due within fifteen (15) days of its receipt of such notice. A certificate as to the amounts payable and calculations made pursuant to the foregoing sentence together with whatever detail is reasonably available to Bank shall be submitted by Bank to Borrower. Such determination shall if not objected to within ten (10) days be conclusive and binding upon Borrower in the absence of manifest error. If Bank claims increased costs, loss, or expenses pursuant to this Section 2.6, then Bank, if requested by Borrower, shall use reasonable efforts to take such steps that Borrower reasonably request, as wculd eliminate or reduce the amount of such increased costs, losses, or expenses, so long as taking such steps would not, in the judgment of Bank, otherwise be disadvantageous to Bank. Any recovery by Bank or its Lending Office of amounts previously borne by Borrower pursuant to this Section 2.6 shall be promptly remitted, without interest (unless Bank received interest on such recovered amounts), to Borrower by Bank.

                 SECTION 2.7 Special Eurodollar Circumstances. In the event that after the date hereof any change in circumstances or any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall at any time in the reasonable opinion of Bank make it unlawful or impractical for Bank to fund or maintain a Eurodollar Rate Borrowing in the eurodollar market or to continue such funding or maintaining, or to determine or charge interest rates based upon any appropriate Eurodollar Rate, Bank shall give notice of such circumstances to Borrower and (i) in the case of any Eurodollar Rate Borrowing which is outstanding, Borrower shall, if requested by Bank, prepay such Eurodollar Rate Borrowing on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest Period of that Eurodollar Rate Borrowing, and concurrent with any such prepayment, Bank shall make a Base Rate Borrowing to Borrower in the principal amount equal to the principal amount of the Eurodollar Rate Borrowings so prepaid, and (ii) Bank shall not be obligated to make any further Eurodollar Rate Borrowings until Bank determines that it would no longer be unlawful or impractical to do so.

                  SECTION 2.8 Revolving Note; Statements of Obligations. The Revolving Loans and Borrower's obligation to repay the same shall be evidenced by the Revolving Note, this Agreement and the books and records of Bank and all advances on and payments of principal or interest with respect to the Revolving Loans shall be evidenced by notations made by Bank on such books and records showing the date and amount of each such payment of principal or interest. Bank shall render monthly statements of the Obligations to Borrower, including statements of all principal and interest owing on the Revolving Loans, and all Bank's Fees and Bank Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, by registered or certified mail, at Bank's Lending Office, written objection thereof specifying the error or errors, if any, contained in any such statement.

                  SECTION 2.9 Holidays. Any principal or interest in respect of the Revolving Loans (other than in respect of a Eurodollar Rate Borrowing) which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.9.

                  SECTION 2.10    Time and Place of Payments.

      (a) All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Los Angeles time, on the day of payment, to the following address:
                                UNION BANK OF CALIFORNIA, N.A.
                                Investment Banking Note Center #192

                                1980 Saturn Street
                                Monterey Park, California 91754

                                Attention: Maria Suncin
                                Telefacsimile: (213) 724-6198

                                Telephone: (213) 720-2672

      (b) Without limitation of Bank's rights of setoff granted and acknowledged hereby by Borrower, Bank shall have the right to charge any account maintained by Borrower with Bank for the amount of any payment due or past due hereunder.

                  SECTION 2.11 Fees. Borrower shall pay to Bank a commitment fee (the "Revolving Commitment Fee") in an amount equal to 0.375% per annum on the unused commitment amount payable quarterly. The Revolving Commitment Fee shall begin to accrue on the Closing Date and shall be due and payable on the last day of each calendar quarter and shall be computed in the same manner as interest on a Base Rate Borrowing pursuant to Section 2.3(c). Borrower shall also pay a closing fee of $37,500.

                           SECTION 2.12  Mandatory  Commitment  Reductions.  The
RevolvingCommitment shall be reduced annually, commencing September 30, 1996 in accordance with this Section 2.12.

                  On each Revolving Commitment Reduction Date, the Revolving Commitment shall be reduced by the amount of the applicable Commitment Reduction. The reduction shall be accomplished to the extent necessary, by the payment of a Revolving Commitment Reduction Payment.

                Revolving                         Commitment
         Commitment Reduction Date                Reduction
              September 30, 1996                  $2,500,000
              September 30, 1997                  3,000,000
              September 30, 1998                  3,000,000
              September 30, 1999                  3,000,000
              September 30, 2000                  3,000,000
              September 30, 2001                  3,000,000

                  (the Revolving Commitment
                  shall be reduced to Zero
                  Dollars ($0) on September 30, 2001)

      Borrower shall have the right to voluntarily reduce the Revolving Commitment at any time in minimum reductions of no less than $500,000.

                  Any-Voluntary   reduction  of  the   Commitment  or  Revolving
Commitment Reduction Payment shall permanently reduce the Revolving Commitment.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

                  In order to induce Bank to enter into this Agreement, Borrower makes the following representations and warranties which shall be true and correct in all material respects as of the Closing Date, and each time a Revolving Loan is made hereunder, such representations and warranties to survive the execution and delivery of this Agreement and the making of the Revolving Loans.

                  SECTION 3.1 Due Organization. Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in all jurisdictions where its failure to do so would have a material adverse effect on its business. Each of Borrower's Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation and is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in all jurisdictions where its failure to do so would have a material adverse effect on the business of Borrower and its Subsidiaries taken as a whole.

                  SECTION 3.2 Requisite Power. Each of Borrower and its Subsidiaries has all requisite corporate power and all domestic governmental licenses, authorizations, consents, and approvals necessary to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Borrower has all requisite corporate power to borrow the sums provided for in this Agreement, to execute and deliver this Agreement, and to carry out the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement have been duly authorized by Borrower's Board of Directors and do not require any consent or approval of the shareholders of Borrower.

                  SECTION 3.3 Binding Agreements. This Agreement has been duly executed and delivered by Borrower, and constitutes the legal, valid, and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as the enforceability thereof may be affected by: (a) bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally; and (b) the limitation of certain remedies by equitable principles of general applicability.

                  SECTION 3.4 No Conflict. The execution or delivery of and performance of this Agreement do not and will not violate the articles of incorporation or by-laws of, or any provision of law or regulation (including, without limitation, Regulations U and X of the Federal Reserve Board), or any order, writ, judgment, or decree of any domestic governmental authority, court, arbitration board or tribunal binding on Borrower, or any of its Subsidiaries or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any Lien (other than Permitted Liens) upon any of the property or assets owned by Borrower or any of its Subsidiaries pursuant to any contractual obligation to which Borrower or any of its Subsidiaries or any of the properties owned by them are bound.

                  SECTION 3.5 Litigation. Other than as set forth on Schedule 6, attached hereto and incorporated herein by this reference, as of the Closing Date, there is no litigation, investigation, or proceeding in any court or before any arbitrator or regulatory commission, board, administrative agency, or other governmental authority pending, or threatened, against or affecting Borrower or any of Borrower's Subsidiaries or any of their properties (other than proceedings in the ordinary course of business to the extent they concern the coverage under surety bonds or other products issued by the Borrower or any Subsidiary of Borrower) which: (a) may adversely affect the ability of Borrower or its Subsidiaries to perform their respective obligations under this Agreement; (b) involves the application for issuance of an injunction, writ, restraining order, or other order (other than for the payment of money) of any re materially adverse to Borrower and its Subsidiaries taken as a whole, which such injunction, writ, restraining, or other order (other than for the payment of money) been issued and remains in force and effect; or involves litigation or proceedings as to which there is a reasonable possibility of an adverse determination that would a material adverse effect upon the business, operations, condition, financial or otherwise, of Borrower and its subsidiaries taken as a whole.

                  SECTION 3.6 Consents. Other than such as may previously been obtained, no consent, license, permit, oval, or authorization of, exemption by, notice to, report or registration, filing or declaration with, any domestic, governmental authority, or agency is required in section with the execution, delivery of or performance of payment obligations by Borrower under this Agreement.

                  SECTION 3.7 Financial Statements and Condition. The audited consolidated balance sheet of Borrower dated as of December 31, 1995, and the related statements of operations, in stockholders' equity and cash flows for the fiscal ended on such date, certified by KPMG Peat Marwick, a of which has been delivered to Bank, does fairly present consolidated financial condition of Borrower and its subsidiaries as of such date and the results of their operations for the period then ended. All of the aforementioned financial statements have been prepared in accordance with generally accepted accounting principles provided on a consistent basis (unless specifically disclosed otherwise in the notes to such financial statements) of the Closing Date, there has been no material adverse generally in the financial condition of Borrower and its subsidiaries taken as a whole, since the preparation of the aforementioned financial statements.

                  SECTION  3.8  Use  of  Loans  Proceeds.  The  proceeds  on the
Revolving Loan provided for hereunder shall be used by Borrower to provide working capital for Borrower, including the making acquisitions except as limited hereunder.

                  SECTION 3.9 Regulation U. Borrower, its Subsidiaries are not engaged principally, in the business of extending, or arranging for the extension of, credit for the purpose of "purchasing" or "carrying" any margin stock or securities (within the meaning of Regulations G, T, U or X of the Federal Reserve Board) as now or from time to time in effect.

                  SECTION 3.10 Tax Returns. All tax returns required to have been filed by Borrower and Borrower's Subsidiaries in any jurisdiction have been filed; all material taxes, assessments, fees and other governmental charges upon Borrower and Borrower's Subsidiaries or upon any of their respective properties, incomes, or franchises, which are due and payable have been paid, or are being contested in good faith or adequate reserves have been provided for payment thereof.

                  SECTION 3.11 Trademarks, Licenses, etc. Borrower and each of its Subsidiaries that has commenced operations is possessed of all licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, franchises and agreements material to the Borrower and its Subsidiaries taken as whole which are required in order for them to conduct their business and to operate their properties as now conducted without known conflict with the rights of others.

                  SECTION 3.12 Burdensome Aqreements, etc. Borrower and its Subsidiaries are not, individually or in combination, party to any unusual or unduly burdensome agreement or undertaking which materially and adversely affects Borrower's and/or its Subsidiaries' businesses or properties, assets, operations or condition, financial or otherwise, taken as a whole.

                  SECTION 3.13 Title and Liens. Except for Permitted Liens, all of the properties and assets of Borrower and each of its Subsidiaries are free from all Liens, of any nature whatsoever. Borrower and its Subsidiaries have good and marketable title to all of the properties and assets reflected in Borrower's or such Subsidiaries' books and records as being owned by them.

                  SECTION 3.14 Other Information. Borrower has furnished and/or may furnish to Bank certain written financial information concerning Borrower and its Subsidiaries, including written estimates and projections of Borrower's results of operations and financial position for and as at the end of certain future periods. There are no statements or conclusions therein which, at the time provided, are based upon or include misleading information or fail to take into account material information regarding the matters covered therein. Borrower has no reason to believe that any of the statements or conclusions included therein are not true and correct in all material respects at the time provided. Notwithstanding the foregoing, as to estimates, projections and other materials relating to future results of operations or financial condition, Borrower is only representing that such materials have been prepared in good faith based upon reasonable assumptions and using historical financial information prepared in accordance with GAAP.

                  SECTION 3.15 Existing Defaults. As of the Closing Date, neither Borrower nor any of its Subsidiaries is in material default under any term of any mortgage, deed of trust, indenture, or any other agreement to which it is a party or by which it or any of its properties may be bound that is material to the Borrower and its Subsidiaries taken as a whole. Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject, the failure to comply with which would have a material adverse effect on the business or properties of Borrower and its Subsidiaries taken as a whole.

                  SECTION 3.16 Leases. Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all the leases which are material to the business of Borrower and its Subsidiaries taken as a whole, to which it is or they are a party or under which it is or they are operating and all such leases are valid and subsisting with no material default by Borrower or its Subsidiaries existing under any of them.

                  SECTION 3.17 Casualty. As of the Closing Date, neither the business nor the properties or operations of Borrower or any of its Subsidiaries are presently affected by any fire, explosion, strike, lockout or other labor dispute, act of God or other casualty (whether or not covered by insurance), which materially and adversely affects the businesses, properties or operations of Borrower and its Subsidiaries taken as a whole.

                  SECTION 3.18 Investment Company Act. Borrower is not, nor is any of its Subsidiaries, and immediately after the application by Borrower of the proceeds of the Loan none of such Persons will be, an "investment company" required to register under the Investment Company Act of 1940, as amended.

                  SECTION 3.19 Public Utility Holding Company Act. Borrower is not, nor is any of its Subsidiaries: (i) a "holding company" nor a "subsidiary company" or "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (ii) subject to any state law or regulation regulating public utilities or similar entities.

                  SECTION 3.20 Disclosure. At the time provided, no representation or warranty of Borrower contained in this Agreement and no representation of Borrower or any of its Subsidiaries contained in any other written document, certificate, or statement furnished to Bank by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Borrower which materially adversely affects or is reasonably likely to materially adversely affect, the business (present or prospective), operations, property, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates, and statements furnished to Bank on or before the Closing Date hereof for use in connection with the transactions contemplated hereby.

                  SECTION 3.21 Location of Chief Executive Office. The chief executive office of Borrower and its Subsidiaries is located at 6320 Canoga Avenue, Woodland Hills, California 91365-4500.

                  SECTION 3.22 No Default. No Event of Default has occurred.

                  SECTION 3.23 No Pension Fund Irregularities. With respect to each Plan, Borrower represents and warrants that, except to the extent that such is not material to the Borrower and its Subsidiaries taken as a whole:

                  (a) As of the Closing Date, each Plan is either a valid, existing and qualified Plan under Sections 401(a) and 501(a) of the IRC or the Borrower has taken or will promptly take all necessary actions in order to ensure that each Plan will be valid, existing and qualified under Sections 401(a) and 501(a) of the IRC as soon as is reasonably possible.

                  (b) Neither Borrower nor any Subsidiary of Borrower nor any Plan is in violation of or will violate any of the provisions of ERISA or any of the qualification requirements of Section 401(a) or 501(a) of the IRC.

                  (c) No Prohibited Transaction or Reportable Event has occurred or will occur with respect to any Plan, nor has any Plan been the subject of or will be the subject of a waiver of the minimum funding standard under Section 412 of the IRC.

                  (d) No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under Section 4041 of ERISA.

                  (e) The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer any Plan.

                  (f) Neither Borrower nor any Subsidiary would be liable for any amount pursuant to Section 4062, 4063 or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans.

                  SECTION 3.24 Compliance With Law. Borrower and its Subsidiaries are materially in compliance with all applicable laws, rules, regulations, including, without limitation, those promulgated by the California Department of Corporations and the California Department of Insurance.

                                   ARTICLE IV

                               CONDITIONS TO LOANS

                  SECTION 4.1 Conditions Precedent to the Loans. The obligation of Bank to make the Loans hereunder is subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the following conditions on or before the Closing Date:

                  (a) Borrower shall have executed and delivered to Bank this Agreement and the Revolving Note;

                  (b) Bank shall have received a good standing certificate for Borrower dated within thirty (30) days of the Closing Date, issued by the Secretary of State of California and the Secretary of State of Delaware;

                  (c) Bank shall have received certificates of good standing as a foreign corporation for Borrower, dated within thirty (30) days of the Closing Date, issued by the Secretary of State or Department of Insurance, as appropriate, of the states in which Borrower's failure to be duly qualified or licensed would have a material adverse effect on the business of Borrower taken as a whole;

                  (d) Bank shall have received certified copies of Borrower's articles of incorporation;

                  (e) Bank shall have received copies of the by-laws of Borrower certified by its Secretary or Assistant Secretary;

                  (f) Bank shall have received signature and incumbency certificates respecting the officers executing this Agreement;

                  (g) Bank shall have received an officers' certificate from Borrower, dated as of the Closing Date, duly executed by the President or a Vice President and a Secretary or an Assistant Secretary of Borrower, certifying that no Event of Default has occurred and is continuing;

                  (h) Bank shall have received a certificate from the Secretary or an Assistant Secretary of Borrower attesting to the resolution of Borrower's Board of Directors authorizing the execution and delivery of this Agreement and authorizing specific officers to execute same;

                  (i) Bank shall have received full payment of any fees agreed to, as well as full payment of Bank's reasonable costs and expenses (including the fees and expenses of Bank's counsel) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement;

                  (j) the representations and warranties of Borrower set forth in Article III of this Agreement shall be true and correct;

                  (k) no Material Adverse Change shall have occurred since March 31, 1996 in the business, operations or financial condition of Borrower and its Subsidiaries, taken as a whole;

                  (1) Bank shall have received such other instruments, agreements and documents as Bank may reasonably request; and

                  (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Bank and its counsel.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                  Borrower covenants that so long as the Loans shall remain unpaid Borrower shall comply with and fulfill each and all of the following covenants:

                  SECTION 5.1 Accounting Records. Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any time during usual business hours that do not unreasonably interfere with the conduct of such business, to inspect, audit and examine such books and inspect any of their properties and shall furnish Bank with all reasonable information regarding their business or finances promptly upon Bank's request.

                  SECTION 5.2 Financial Statements and Reports. Borrower will furnish or cause to be furnished to Bank:

                  (a) within sixty (60) days after the close of each of the first three (3) quarterly accounting periods of Borrower in each fiscal year:
(i) consolidated statements of changes in stockholders' equity and consolidated statement of cash flows of Borrower and its Subsidiaries for such quarterly period, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding periods of the previous fiscal year; (ii) consolidated statements of operations of Borrower and its Subsidiaries for such quarterly period, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding periods of the previous fiscal year; and (iii) consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarterly period, each setting forth in comparative form, if applicable, the corresponding figures for the most recent fiscal year end, all in reasonable detail, subject to year-end audit adjustments and certified by the chief financial officer of Borrower to have been prepared in accordance with generally accepted accounting principles consistently applied;

                  (b) within ninety (90) days after the close of each fiscal year of Borrower a copy of the annual audit report for such year for Borrower and its Subsidiaries including therein: (i) consolidated statements of changes in stockholders' equity and consolidated statements of cash flows of Borrower and its Subsidiaries for such fiscal year; (ii) consolidated statements of operations of Borrower and its Subsidiaries for such fiscal year; and (iii) consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, each setting forth in comparative form, if applicable, the corresponding figures for the previous year, all in reasonable detail; the consolidated income statements and balance sheet to be audited by independent, nationally recognized, certified public accountants, and certified, without a "going concern" qualification or other qualification or exception or any qualification arising out of the scope of the audit, by such accountants to have been prepared in accordance with generally accepted accounting principles, consistently applied, together with certificates of such accounting firm to Bank, stating that, in the ordinary and usual course of the regular audit(s) of the businesses of Borrower and its Subsidiaries which audit(s) was (were) conducted by such accounting firm in accordance with generally accepted auditing standards, and, if requested by Bank within 150 days after the close of each fiscal year of Borrower, Borrower shall, at Borrower's expense, cause such accounting firm to provide to Bank in a timely manner a certificate of such accounting firm stating that such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof;

                  (c) contemporaneously with each quarterly and year-end financial report required by the foregoing clauses (a) and (b), a certificate in the form of Exhibit 5 of the chief financial officer of Borrower stating that he has individually reviewed the provisions of this Agreement, and that a review of the activities of Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual's supervision, with a view to determining whether Borrower and its Subsidiaries have fulfilled all of their obligations under this Agreement, and that Borrower and its Subsidiaries have observed and performed each undertaking contained in this Agreement and that no Event of Default has occurred and is continuing, or if any Event of Default has occurred and is continuing, specifying the nature thereof;

                  (d) promptly after sending or making available or filing of the same, copies of all reports regarding financial condition, proxy statements, notices, and financial statements that Borrower, and its Subsidiaries sends or makes available to stockholders and all regular and periodic reports and all filings and registration statements, including, without limitation, all reports on Forms 8-K, 10-Q, and 10-K, under the Exchange Act and all final prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933, that Borrower or its Subsidiaries files with the Securities and Exchange Commission or any successor thereto, or any other securities exchange;

                  (e) notice,  as soon as possible  and in any event within five
(5) days after Borrower has knowledge of (i) the occurrence of an Event of Default, or (ii) any event of default as defined in any evidence of Debt of
Borrower or its Subsidiaries for borrowed money or under any agreement, indenture or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived. In either event, Borrower shall also supply Bank with a statement from Borrower's chief financial officer setting forth the details of such Event of Default or event of default with respect to other Debt, and the action which Borrower proposes to take with respect thereto;

                  (f) within sixty (60) days after the end of each of the first three (3) quarterly accounting periods of Borrower in each fiscal year and within ninety (90) days after the end of each of Borrower's fiscal years, a report in the form of Exhibit 5 in form satisfactory to Bank, indicating Borrower's financial status as measured by and Borrower's compliance with the quantitative financial covenants set forth in Sections 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.16 hereof and containing sufficient detail as to explain the calculation of such financial covenants, which report shall be certified as true and correct by the chief financial officer of Borrower;

                  (g) as soon as available, any final written report or letter to management pertaining to material items in respect of Borrower's or any of its Subsidiaries' internal control matters submitted to any such Person by its independent accountants in connection with each annual or interim special audit of the financial condition of Borrower and its Subsidiaries;

                  (h) prompt written notice of any condition or event which has resulted or might reasonably result in (i) a Material Adverse Change in the financial condition of Borrower or any of its Subsidiaries taken as a whole; or
(ii) a breach of or noncompliance with any term, condition or covenant contained in this Agreement;

                  (i) prompt written notice of any claims, proceedings or disputes against Borrower and/or any of its Subsidiaries (other than proceedings in the ordinary course of business to the extent they concern the coverage under surety bonds or other insurance products issued by the Borrower or any Subsidiary of Borrower) which, if adversely determined, would have a material adverse effect on the business, properties or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or any material labor controversy which could result in a strike against Borrower or any of its Subsidiaries, or any proposal by any public authority to acquire any of the material part of the assets or business of Borrower or any of its Subsidiaries;

                  (j) as soon as the same is available, copies of all quarterly and annual statutory statements filed by Borrower or any of its Subsidiaries with the California Department of Corporations, the California Department of Insurance or any other state or federal agency, instrumentality or governmental body;

                  (k) As soon as practicable, and in any event within 30 days after the commencement of each fiscal year, a projection for that fiscal year and the two subsequent fiscal years, including projected consolidated and consolidating balance sheets and statements of income and cash flow of Borrower and its Subsidiaries, all in reasonable detail;

                  (1) within sixty (60) days after the close of each of the first three (3) quarterly accounting periods of Borrower in each fiscal year and within ninety (90) days after the close of each fiscal year of Borrower: (i) unconsolidated statement of cash flows of Borrower for such period (statement of cash flows to be supplied annually only); (ii) unconsolidated statements of operations of Borrower for such period; and (iii) unconsolidated balance sheets as of the end of such period, all in reasonable detail, subject to yearly audit adjustments and certified by the chief financial officer of Borrower to have been prepared in accordance with generally accepted accounting principles consistently applied; and

                  (m) promptly, such other information in such form as the Bank may reasonably request concerning the business or condition (financial or otherwise) of Borrower or its Subsidiaries.

                  SECTION 5.3 Corporate Existence. Borrower shall, and shall cause each of its Subsidiaries to preserve and maintain its corporate existence unless all material and all of its rights, privileges, licenses, permits and franchises necessary or desirable in the ordinary and usual course of its business including, without limitation, all materially necessary permits, authorizations and licenses required by the California Department of Corporations and California Department of Insurance.

                  SECTION 5.4 Compliance With Law. Borrower shall, and shall cause all of its Subsidiaries to in all material respects comply with the requirements of all applicable laws, rules, regulations and orders of any governmental agency, including, without limitation, those of the California Department of Corporations and the California Department of Insurance.

                  SECTION 5.5 Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain and keep in force self insurance and insurance of the types, with such deductibles, including but not limited to fire, public liability, property damage, and workmen's compensation insurance in amounts similar to the amounts carried by others in like industries, and Borrower shall, from time to time, deliver to Bank, as Bank may request, schedules and certificates setting forth all insurance then in effect.

                  SECTION 5.6 Properties. Borrower shall, and shall cause each of its Subsidiaries to, keep in reasonably good repair and condition those material properties and assets useful or necessary to its business and, from time to time, to make necessary repairs, renewals, and replacements thereto and thereof so that such properties and assets shall be fully and efficiently preserved and maintained.

                  SECTION 5.7 Taxes and Other Liabilities. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge prior to delinquency all material taxes, assessments, and governmental charges or levies against any material properties owned by it, and all material claims which if unpaid might become a Lien, except such as it may in good faith and by appropriate proceedings diligently contest or as to which a bona fide dispute may arise if Borrower or the Subsidiary is diligently attempting to resolve such dispute by appropriate actions; provided, however, that provision must be made by Borrower or the Subsidiary to the satisfaction of Bank, for prompt payment thereof in the event that a final and non-appealable determination is made in such proceeding by the judge or similar official that Borrower or the Subsidiary must satisfy such obligation.

                  SECTION 5.8 Tax Returns. At the request of Bank, Borrower shall furnish Bank with copies of all federal income tax returns which are filed after the Closing Date by Borrower.

                  SECTION 5.9 Fixed-Charge Coverage Ratio. The term" Fixed Charge Coverage Ratio" shall mean, "the ratio of (a) the sum of (i) the amount of cash, cash equivalents and investments of the borrower, on a non-consolidated basis, as of the end of such fiscal quarter plus (ii) the estimated interest expense related to the $10 million Capital Surplus Note over the subsequent four
(4) consecutive quarters plus (iii) the maximum dividends allowable for Amwest (domicilied in Nebraska) and Condor (domiciled in California), determined on a combined statutory basis for the four (4) consecutive fiscal quarters ending on such day, or (2) 10% of the statutory surplus of the most recently ended fiscal quarter, plus (iv) cash received from stock options exercised for the four (4) previous consecutive fiscal quarters, plus (v) unused amounts available to be drawn under this Agreement, to (b) the sum of (i) aggregate payments of principal and interest on all Debt of the Borrower and its Subsidiaries required to be paid during the following four (4) consecutive fiscal quarters, plus (ii) the total amount of common stock dividends to be paid over the next four (4) consecutive fiscal quarters, plus (iii) the total amount of common share repurchases over the next four (4) consecutive fiscal quarters, plus (iv) total capital expenditures incurred by Borrower (inclusive of permitted acquisition payments made) over the next four (4) consecutive fiscal quarters."

Borrower shall maintain minimum Fixed Charge Coverage Ratio of 1.1:1.0.

                  SECTION 5.10 Section 5.10 is intentionally deleted in this Restated Revolving Credit Agreement.

                  SECTION 5.11 Tangible Net Worth. Borrower shall maintain a minimum of 90% of the Tangible Net Worth as reported in its March 31, 1996 financial statement. The minimum Tangible Net Worth shall increase each fiscal year thereafter by 50% of Borrower's net income. Minimum Tangible Net Worth shall also be increased each fiscal year by the dollar amount of any initial public offering of securities.

                  SECTION  5.12  Net  Profit.  On  a  consolidated  GAAP  basis,
Borrower and its Subsidiaries shall earn a Net Profit for each fiscal year during the term of this Agreement.

                  SECTION  5.13   Policyholders'   Surplus.  On  a  consolidated
statutory basis, ASIC and its Subsidiaries shall maintain Capital Surplus of at least 90% of the Capital Surplus as reported as of March 31, 1996.

                  SECTION 5.14 Operating Leverage Ratio. On a consolidated statutory basis, ASIC and its Subsidiaries shall not permit the Operating Leverage Ratio to exceed 3.0:1.0 as of the last day of each fiscal quarter during the term of this Agreement.

                  SECTION 5.15 A.M. Best Rating. ASIC shall at all times d uring the term of this Agreement maintain an A.M. Best rating of A- or better. Should A.M. Best cease to exist then any other acknowledged rating agency shall be substituted with an equivalent rating being required.

                  SECTION 5.16 Investment Portfolio Ouality. On a consolidated basis, ASIC and its Subsidiaries, shall at all times during the term of this Agreement maintain an average fixed income portfolio rating of A as determined by the Borrower's investment advisors who shall use in their calculation the individual bond ratings supplied by reputable rating agencies.

                  SECTION 5.17 Pension Plan Funding. Borrower shall furnish to
Bank:

                  (a) Promptly and in any event within thirty (30) days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event (whether or not Borrower or a Subsidiary of Borrower is required to provide the PBGC with notice of such Reportable Event within thirty (30) days of its occurrence or at some later time) and a statement of the chief financial officer of Borrower setting forth the details concerning such Reportable Event and the action which Borrower or the Subsidiary of Borrower proposes to take with respect thereto;

                  (b) At least ten (10) days prior to the filing of a notice of intent to terminate by an administrator of a Plan, a copy of such notice;

                  (c) Promptly and in no event more than ten (10) days after receipt thereof by Borrower or any Subsidiary of Borrower, a copy of a notice received by Borrower or any Subsidiary of Borrower or any administrator of any Plan that the PBGC has instituted proceedings to terminate any Plan or to appoint a trustee to administer the Plan;

                  (d) Promptly and in no event more than ten (10) days after the filing thereof with the Internal Revenue Service, copies of each annual report for each Plan and the actuarial statements and certified financing statements for the Plan filed therewith;

                  (e) Promptly and in any event within three (3) days after Borrower knows or has reason to know of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Plan, a statement of the chief financial officer of Borrower describing such event or condition; and

                  (f) Promptly and in no event more than ten (10) days after receipt thereof by Borrower or any Subsidiary of Borrower, each notice received by.Borrower or any Subsidiary of Borrower concerning the imposition of any withdrawal liability under Section 4202 of ERISA.

                  SECTION 5.18 Reinsurance Contract. Borrower shall maintain in full force and effect participation reinsurance contracts with major reinsurers, similar in substance to those reinsurance contracts in place on the date of this Agreement.

                  SECTION 5.19 Storage and Protection of Data. Borrower shall, and shall cause each of its Subsidiaries to, take all actions customary in the insurance business (including, but not limited to, data dumps and off-site data records and storage periodically updated) to adequately maintain, store, secure and protect all data, records and files, the loss of which would materially adversely affect the operations and business of Borrower and/or any of its Subsidiaries.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  Borrower covenants that so long as any of the Loans shall remain unpaid Borrower shall comply with and fulfill each and all of the following covenants:

                  SECTION 6.1 Mergers, Consolidations. Borrower shall not, nor shall it permit any of its Subsidiaries, to change its or their name without notification to Bank, materially change the nature of its or their business, sell (whether in any one transaction or a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock. Notwithstanding the first sentence of this Section 6.1, nothing contained in this Agreement shall be construed to prevent any merger or consolidation which occurs solely between Subsidiaries of Borrower or any reorganization, recapitalization or reclassification of the capital stock of any Subsidiary which occurs in connection therewith.

                  SECTION 6.2 Sale of Assets. Notwithstanding anything to the contrary contained in this Agreement, except in the ordinary course of business, Borrower will not, and will not permit any of its Subsidiaries to sell, assign, transfer, convey or otherwise dispose of their assets, whether now owned or hereafter acquired, including the stock of either Subsidiary of Borrower.

                  SECTION 6.3 Liens. Borrower shall not, nor shall it permit any Subsidiary to, mortgage, pledge, grant, or permit to exist any Lien upon or with respect to any of its properties or assets of any kind, including, without limitation, the stock of any of its Subsidiaries, now owned or hereafter acquired, or any income or profits therefrom, except: (i) the Liens reflected on
Schedule 2, attached hereto and incorporated herein by this reference; (ii) warehouseman's, mechanic's, landlord's, tax, assessments, other governmental charges and other like liens arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue or are being contested and provided for in accordance with Section 5.7 hereof; (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with surety and appeal bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) first trust deed mortgages securing conforming real estate loans requiring substantially equal monthly payments amortizing over a period of no less than fifteen (15) years; (v) purchase money security interests in personal property; (vi) easements, rights of way, restrictions, and other similar charges or encumbrances on real property not interfering with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (vii) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance (subject to customary deductibles); and (viii) banker's liens arising in the ordinary and usual course of Borrower's or its Subsidiaries' business
(ix) Liens existing on property of any Person at the time such Person becomes a Subsidiary and not incurred in contemplation thereof; (x) Liens existing on property at the time of the acquisition thereof and not incurred in contemplation thereof, including without limitation Liens on property acquired by foreclosure on junior mortgages or deeds of trust; (xi) renewals, extensions or other modifications of the liens under clauses (i), (ix) and (x), provided the principal amount of the obligations secured thereby does not exceed the amount set forth on Schedule 2 (in the case of clause (i)) or the amount outstanding at the time such Person becomes a Subsidiary or of such acquisition (in the case of clauses (ix) and (x), respectively, as applicable; (xii) Liens securing Debt in an amount not to exceed $500,000 at any time outstanding and permitted by Section 6.8; and (xiii) Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their property that were not incurred in connection with borrowed money and that, in the aggregate, do not materially detract from the value of the property or impair the use thereof and that, in any event, do not secure obligations aggregating in excess of $500,000 (the items described in clauses (i) through (xiii) of this Section 6.3 are collectively referred to herein as the "Permitted Liens").

                  SECTION 6.4 Contingent Obiigations. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any material Contingent Obligation except that Borrower and its Subsidiaries may remain liable for any preexisting Contingent Obligation set forth on Schedule 3, attached hereto and incorporated herein by this reference and any amendments, renewals, extensions or other modifications thereof provided that the amount thereof does not exceed the amount set forth on such Schedule. Notwithstanding anything contained in this
Section 6.4, Borrower and its Subsidiaries may amend and/or replace reinsurance agreements in the ordinary course of business.

                  SECTION 6.5 Conduct of Business. Borrower will not, and Borrower will not permit its Subsidiaries to, engage in any business other than the businesses in which Borrower and its Subsidiaries are engaged as of the date hereof and businesses reasonably related thereto.

                  SECTION  6.6   Transactions  with  Shareholders.   Borrower
will  not,  and  will  not
permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of equity securities of Borrower or with any Subsidiaries or of any such holder, on terms that are materially less favorable to Borrower or such Subsidiary than those which might be obtained at the time from Persons who are not such a holder or Subsidiary or, if such transaction is not one in which terms could be obtained from such other Person, on terms that are not negotiated in good faith on an arm's length basis. The foregoing shall not prohibit (i) any transaction between the Borrower and its Subsidiaries or between its Subsidiaries, (ii) the payment of directors' fees, and (iii) subject to Section 6.8, Investments by the Borrower or any Subsidiary thereof in a Subsidiary of the Borrower or another such Subsidiary.

                  SECTION 6.7 Restrictive Agreements. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement which restricts the ability of such Subsidiary to make payments to Borrower by way of dividends, advances, or reimbursements or otherwise, other than as specifically authorized, permitted or required pursuant to this Agreement or as required by applicable insurance laws, insurance regulators or other governmental authority.

                  SECTION 6.8 Debt. Borrower shall not, nor shall it permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Debt, excluding only the following: the Revolving Loans; loans or advances made to its Subsidiaries; travel, relocation and entertainment advances to employees; loans to employees not exceeding Twenty Thousand Dollars ($20,000) each or One Hundred Thousand Dollars ($100,000) in the aggregate; conforming real estate loans secured by real property, provided such real estate loans are secured by a first trust deed mortgage requiring substantially equal monthly payments amortizing over a period no less than fifteen (15) years; purchase money Debt; and the Debt described on Schedule 4, attached hereto and incorporated herein by this reference and renewals, refinancings, extensions or other modifications thereof provided the principal amount thereof does not exceed the amount set forth on such Schedule; Debt of any Person existing at the time such Person becomes a Subsidiary and not incurred in contemplation thereof; Debt assumed in connection with the acquisition of property, including without limitation Debt secured by property acquired by foreclosure on junior mortgages or deeds of trust; Contingent Obligations not prohibited by Section 6.4; performance, surety and other bonds issued by the Borrower and its Subsidiaries in the ordinary course of their business; and secured or unsecured Debt in an amount not to exceed $500,000 at any time outstanding.

                  SECTION 6.9 Dividends. Dividends shall be permitted during any given fiscal year in an amount set forth below opposite the applicable Tangible Net Worth of Borrower as of the end of the immediately preceding fiscal year, as reported in the financial statements for such fiscal year delivered to the Bank, if at the time of the payment of the dividend there has not occurred or is not continuing an Event of Default.

            Maximum Annual                            Consolidated
             Dividend                      _____  Tangible Net Worth_______
             $1,700,000                     x greater than or = 48,700,000
              1,820,000                     x greater than or = 54,500,000
              1,975,000                     x greater than or = 61,400,000
              2,125,000                     x greater than or = 69,500,000
              2,250,000                     x greater than or = 71,500,000



                  SECTION 6.10 Leases. Borrower shall not, nor shall it permit any of its Subsidiaries to incur obligations under leases other than in the ordinary and usual course of their business consistent with past practices.

                  SECTION 6.11 Stock. Borrower may redeem, purchase, retire or otherwise acquire any shares of any class of capital stock of Borrower, but any such acquisitions shall reduce the annual payment limitation in Section 6.21, except that transactions under Borrowers employee stock option plans shall not be counted towards the annual limitation.

                  SECTION 6.12 Prepayment and Repayment of Debt. Borrower shall not, nor shall it permit any of its Subsidiaries to, make any optional prepayment with respect to any Debt for borrowed money, or any Debt secured by any Permitted Lien, or enter into or modify any Debt agreement in a way which would be materially adverse to the interests of Bank or as a result of which the terms of payment of any of the foregoing Debt are accelerated except, that: (a) Borrower shall be entitled to the benefit of its rights respecting the Revolving Loans provided for in this Agreement; and (b) Subsidiaries of Borrower may prepay Debt owed to Borrower.

                  SECTION 6.13 Sale-Leaseback$. Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any sale-leaseback transaction.

                  SECTION 6.14 Misrepresentations. Borrower shall not, nor shall it permit any of its Subsidiaries to, furnish Bank any certificate or other document that contains any untrue statement of material fact or that fails to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                  SECTION 6.15 Partnerships. Borrower and its Subsidiaries may become a general or limited partner in any partnership or a joint venturer in any joint venture, but if a monetary investment, other than an investment in the ordinary course of business, is required then such investment shall reduce the annual limitation in Section 6.21. Investments must be in full compliance with Borrower's internal investment guideline parameters as authorized by Borrower's Board of Directors. Set forth on Schedule 5, attached hereto and incorporated herein by this reference are current partnership or joint venture investments.

                  SECTION 6.16 Subsidiaries Debt and Liens. Borrower shall not, except for Permitted Liens, directly or indirectly, sell, assign, pledge or otherwise transfer any Debt of or claim against a Subsidiary and will not permit a Subsidiary to sell, assign, pledge or otherwise transfer any Debt or claim against Borrower or any other Subsidiary.

                  SECTION 6.17 Changes in Location of Chief Executive Office. Borrower shall not, nor shall it permit any of its Subsidiaries to, relocate their respective chief executive offices without first giving Bank thirty (30) days prior written notice of any proposed relocation.

                  SECTION 6.18 Loss Reserves. Borrower shall not sell any of its loss reserves without prior written approval of Bank.

                  SECTION 6.19 Surplus Note. Borrower shall not during the term of this Agreement, directly or indirectly sell, assign, transfer, discount, pledge, encumber, convey, grant an option on or otherwise dispose of that certain Surplus Note held by Borrower.

                  SECTION 6.20 Capitalized Expenditures. Borrower, on a consolidated basis, shall not expend more than One Million Dollars ($1,000,000) per fiscal year on Capitalized Expenditures (other than expenditures subject to Section 6.21). To the extent that less than One Million Dollars ($1,000,000) is used, the unused portion may be added to the limitation applicable to the immediately following fiscal year but may not be added to any year thereafter. The amount carried over shall be applied first.

                  SECTION 6.21 Acquisitions. Borrower, on a consolidated basis, shall not make any acquisitions of stock representing a controlling interest or all or substantially all assets of (or a division of) any entities that are not in the same or similar kind of business as Borrower, nor shall any acquisitions in any fiscal year require annual payments of more than Two Million Dollars ($2,000,000) in any such fiscal year; provided however that aggregate annual amount of permitted acquistions hereunder shall be reduced by the Capital Expenditures used by Borrower under Section 6.20 above. To the extent that less than the aggregate annual amount of permitted acquisitions less Capital
Expenditures is used, the unused portion may be added to the limitation applicable to the immediately following fiscal year but may not be added to any year thereafter. The amount carried over shall be applied first.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

                  SECTION 7.1 Events of Default. The occurrence of any of the following events, acts, or occurrences shall constitute an event of default (an "Event of Default") hereunder:
                  (a) Borrower shall fail to pay within ten (10) days of the date when due any amount owing hereunder in respect of principal, and/or interest on the Loans or any other amounts payable in connection herewith;

                  (b) Borrower shall default in any respect in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Sections 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 and/or 5.16 hereof; or

                  (c) Borrower or any of its Subsidiaries shall fail to observe or perform any other term, covenant, condition, agreement, or obligation to be observed or performed by it under this Agreement and such failure shall not be cured or remedied within thirty (30) days following notice by Bank to Borrower of such occurrence; or

                  (d) Borrower or any of its Subsidiaries shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise in an amount in excess of $1,500,000, of any monetary obligation (howsoever designated) on any Debt, whether such indebtedness now exists or shall hereafter be created and such default shall not be cured and remedied within thirty (30) days of the date of occurrence of such default; or

                  (e) An event of default (with respect to the Borrower or any of its Subsidiaries) as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of, or guaranteed by, Borrower or any of its Subsidiaries, whether such Debt now exists or shall hereafter be created, shall occur and shall permit such Debt to become due and payable prior to its stated maturity or due date, and such event of default shall not be cured and remedied within thirty (30) days of the date of occurrence of such event of default; or

                  (f) Any financial statement, representation, warranty or certification made or furnished by Borrower or any of its Subsidiaries in any statement, document, letter or other writing or instrument furnished or delivered to Bank pursuant to or in connection with this Agreement, or as an inducement to Bank to enter into this Agreement, shall at any time prove to have been materially false, incorrect, or incomplete when made or effective or reaffirmed, as the case may be; or

                  (g) Borrower or any of its Subsidiaries shall suffer a final judgment or judgments for payment of money aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000) (net of insurance) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced, has been effectively stayed or bonded against;

                  (h) A judgment creditor of Borrower or any of its Subsidiaries shall obtain possession of any material portion of the properties or assets of Borrower or any of its Subsidiaries by any means, including, without limitation, levy, distraint, replevin or self-help; or

                  (i) Borrower or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; or Borrower, or any of its Subsidiaries shall file a petition, answer or complaint or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or Borrower, or any of its Subsidiaries shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, of Borrower or any such Subsidiary; or any conservatorship or similar proceeding is commenced by or brought on behalf of the California Department of Insurance with respect to any insurance Subsidiary of Borrower; or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or if an involuntary case shall be commenced seeking the liquidation or reorganization of Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code or any similar proceeding shall be commenced against Borrower or any such Subsidiary under any other applicable federal or state law and (a) Borrower or any of its Subsidiaries consents to the institution of the involuntary case, (b) the petition commencing the involuntary case is not timely controverted, (c) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (d) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any portion of the business of Borrower or any of its Subsidiaries, or (e) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of Borrower or any of its Subsidiaries or of all or a portion of its property, shall have been entered and, within forty-five (45) days from the date of entry, is not vacated, discharged, or bonded against; or any other similar relief shall be granted against Borrower, or any of its Subsidiaries under any applicable federal or state law and, within forty-five (45) days from the date of entry, is not vacated, discharged, or bonded against; or

                  (j) Borrower or any of its Subsidiaries shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due.

                  SECTION 7.2   Remedies.  Upon the occurrence of an Event of
Default:

                   (a) If such  Event of  Default  arises  under  clause  (i) of
Section 7.1 hereof, then all principal, accrued interest, and any other sums then owing by Borrower under and in connection herewith shall become and be immediately due and payable and Bank's obligation to make advances on the Revolving Loan (and Bank's obligation to continue/convert any Loan pursuant to Section 2.5 hereinabove) shall cease, without presentment, demand, protest or notice of any kind all of which are hereby expressly waived by the Borrower; and

                  (b) In the case of any other Event of Default, Bank's obligation to make advances on the Revolving Loan (and Bank's obligation to continue/convert any Loan pursuant to Section 2.5 hereinabove) shall cease and Bank may declare all principal, interest, and other sums then owing by Borrower under and in connection herewith to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower. Promptly following the making of any such declaration, Bank shall give notice thereof to Borrower but failure to do so or any delay in so doing shall not impair the effect of such declaration; and

                  (c) In addition to any acceleration of the Debt owing to Bank by Borrower hereunder as provided for in clauses (a) and (b) above, Bank shall have all rights and remedies available at law, in equity, and otherwise.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1 Waivers, Modifications in Writing. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Bank at law, in equity, or otherwise. No amendment, modification, supplement, termination, or waiver of or to any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Bank. Any waiver of any provision of this Agreement, and any consent to any departure by Borrower from the terms of any provisions therefrom, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

                  SECTION 8.2 Failure or Delay. No failure or delay on the part of Bank in the exercise of any power, right, remedy or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy, or privilege preclude other or further exercise of any other power, right, remedy, or privilege.

                  SECTION 8.3 Notices, etc. All notices, demands, instructions, and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telecopy or telegram (with messenger delivery specified) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) as follows:

     If to Bank:         Union Bank of California, N.A.
                         550 South Hope Street, 3rd Floor
                         Los Angeles, California 90071
                         Attn: James R. Fothergill, V.P.

     With a Copy to:     Union Bank of California, N.A.
                         445 South Figueroa Street, 8th Floor
                         Los Angeles, California 90071
                         Attn: Legal Department

     If to Borrower:     Amwest Insurance Group, Inc.
                         6320 Canoga Ave.
                         Woodland Hills, California 91365-4500
                         Attn: Steven R. Kay, Sr. V.P.

                  SECTION 8.4 Costs and Expenses. Borrower agrees to pay: (a) all reasonable out-of-pocket costs and expenses of Bank incurred or expended in connection with the negotiation, preparation, printing, reproduction, execution, and delivery of this Agreement, any amendments or modifications of (or supplements to) any of the foregoing and any and all other agreements or documents furnished in connection with the execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of Buchalter, Nemer, Fields & Younger, a Professional Corporation, special counsel to Bank, or any other counsel to Bank; (b) all costs and expenses (including, without limitation, all attorneys' fees and expenses), if any, incurred or expended by Bank after an Event of Default in connection with the enforcement of this Agreement or any other agreements or documents furnished pursuant hereto or in connection herewith or therewith, whether or not suit is brought with respect thereto; and (c) all stamp, transfer, and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement.

                  SECTION 8.5 Sale of Participation. Bank shall be entitled to sell participation interests in the Loans to Persons not party to this Agreement without being required to so advise Borrower so long as Bank is entitled to represent the interests of such Persons. Except as otherwise expressly agreed in writing by Borrower, Bank shall not, by reason of the sale of any participation interest, be relieved of any of its obligations hereunder.

                  SECTION 8.6 Headings. Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  SECTION 8.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                  SECTION 8.8 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, Borrower and Bank, and their respective successors and assigns; provided, however, that Borrower may not assign its rights hereunder or in connection herewith or any interest herein (voluntarily, by operation of law, or otherwise) without the prior written consent of Bank. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective successors and assigns.

                  SECTION 8.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  SECTION 8.10 Publicity. Except for filings with regulatory bodies in the ordinary course of business, any publicity release, advertisement, filing, public statement, or announcement made by or at the behest of Borrower or any Subsidiary of Borrower regarding this Agreement or the financing provided hereunder which makes reference to Bank or describes the financing provided by Bank, shall be first reviewed by Bank and must be reasonably satisfactory to Bank.

                  SECTION 8.11 Complete Agreement. This Agreement, together with the exhibits to this Agreement, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

                  SECTION 8.12 Governing Law and Venue. This Agreement shall be deemed to have been made in the State of California and the validity of this Agreement, the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. The parties agree that all arbitrations brought pursuant to Section 8.13 hereof shall be held only in the County of Los Angeles, State of California or, at the sole option of Bank, in any other venue in which Bank, shall initiate such arbitration.

                  SECTION 8.13    Dispute Resolution.

                  (a) Mandatory Arbitration. Any controversy or claim between or among the parties arising out of or relating to (i) this Agreement, any Credit Documents, or any other document, instrument, or agreement executed in conjunction herewith (collectively, the "Subject Documents"), (ii) any negotiations, correspondence, or communications, whether or not incorporated or integrated into the Subject Documents, relating to the Subject Documents or any indebtedness evidenced thereby or (iii) the administration or management of the Revolving Note and the other Subject Documents evidenced thereby, and with respect to (i),
      (ii) and (iii) also including any such controversy or claim based on or arising out of an alleged tort, shall be determined by arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"); provided, however, that unless Bank and all parties to the Subject Documents consent to such submission, this Section shall not apply to the extent that (i) such claims or controversy involves enforcement of any Subject Documents with respect to obligations which are incurred primarily for personal, family, or household use or (ii) any Subject Documents or any other obligations to Bank described in or covered by any of the Subject Documents are secured by real property. All statutes of limitations and waivers which would otherwise be applicable shall apply to any arbitration proceeding under this subsection (a).

Judgment upon the award rendered may be entered in any court having jurisdiction.

                  (b) Judicial Reference. If any such claim or controversy is not determined by arbitration as provided and limited in subsection (a) but becomes the subject of a judicial action, then all matters of fact and law in such judicial action shall at the election of any party hereto be referred to a referee in accordance with California Code of civil Procedure Sections 638 et seq. for determination in accordance with applicable law. If such an election is made, then the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an experienced attorney actively engaged in the practice of commercial finance law or a retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645. IN CONNECTION WITH ANY SUCH JUDICIAL REFERENCE, THE PARTIES HERETO HEREBY EXPRESSLY, DELIBERATELY, AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF SUCH CLAIM OR CONTROVERSY, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, UNLESS SUCH CLAIM OR CONTROVERSY INVOLVES THE ENFORCEMENT OF ANY SUBJECT DOCUMENT WITH RESPECT TO OBLIGATIONS WHICH ARE INCURRED PRIMARILY FOR PERSONAL, FAMILY, OR HOUSEHOLD USE.

                  (c) Provisional Remedies, Self Help and Foreclosure. No provision of, or the exercise of any rights under, subsection (a) shall limit the right of any party to exercise self-help remedies such as setoff, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies, including but not limited to, injunctive relief or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration. The parties agree that the submission of any controversy or claim to arbitration under subsection (a), or to a referee under subsection (b); the granting or entry of any award in connection with such submission; or, the exercise of any provisional or self-help remedy, including foreclosure of collateral, under this subparagraph 3 shall not be deemed to be an "action" under Section 726 of the California Code of Civil Procedure or any other similar law or regulation.

                  (d) Miscellaneous. In connection with any claim or controversy governed by this Section, the party whom the arbitrator or referee determines is the prevailing party shall be entitled to have the other party or parties pay the expenses of the prevailing party, but subject to the award of the arbitrator or referee, each party shall pay an equal share of the arbitrator's or referee's fees. In this regard the arbitrator or referee shall have the power to award recovery to such prevailing party of all costs and fees (including attorneys' fees and a reasonable allocation for the costs of in-house counsel and staff), administrative fees, arbitrator's or referee's fees, and court costs, all as determined by the arbitrator or referee, as the case may be. Any decision or award by the arbitrator shall be in writing and include a brief summary of the supporting evidence and applicable law. Any arbitration hereunder shall be conducted in Los Angeles, California. The provisions of this Section shall survive any termination, amendment or expiration of the Subject Documents, or any of them, unless Bank and all other parties thereto otherwise expressly agree in writing. In any arbitration or other proceeding held pursuant to this Section, all oral and written communications between or among the parties hereto

                [remainder of this page intentionally left blank] shall be deemed privileged for all purposes as if the parties had proceeded judicially.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       UNION BANK OF CALIFORNIA, N.A.

                                       By:


                                       Title:


                                       AMWEST INSURANCE GROUP, INC.
                                       a Delaware corporation

                                       By:


                                       Title:

                                 REVOLVING NOTE

      $17,500,000                                    Los Angeles,
                                                     California
                                                     July 10, 1996

         FOR VALUE RECEIVED, AMWEST INSURANCE GROUP, INC., a Delaware corporation ("Borrower") hereby promises to pay to the order of UNION BANK OF CALIFORNIA, N. A., a California banking corporation ("Bank"), the principal sum of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), or such lesser sum as shall equal the aggregate outstanding principal amount of the Revolving Loans made by Bank to Borrower pursuant to the Restated Revolving Credit Agreement referred to below, on or before the Maturity Date specified in the Restated Revolving Credit Agreement. Borrower further promises to pay interest on the aggregate outstanding principal amount of the Revolving Loans at the rates provided in the Restated Revolving Credit Agreement. All computations of interest shall be in accordance with the provisions of the Restated Revolving Credit Agreement.

                  If the Revolving Loans remain unpaid after maturity (whether by acceleration or otherwise), Borrower shall pay interest on the aggregate outstanding balance of the Revolving Loans at a per annum rate equal to two percent (2%) greater than the interest rate otherwise in effect with respect thereto.

                  Borrower shall make all payments hereunder in lawful money of the United States of America and in immediately available funds to Bank's office located at 192 Commercial Loan Center, 1980 Saturn Street, Monterey Park, California 91754, attention: Department 77723 Supervisor, telefacsimile number:
213-724-6198.

                  Borrower hereby authorizes Bank to record in its books and records or on the back of this Revolving Note the date, amount and interest rate of each Revolving Loan (and, in the case of each Eurodollar Lending Rate Borrowing, the Interest Period applicable thereto) and of each payment or prepayment of principal made by Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted.

                  This Revolving Note is the Revolving Note referred to in that certain Restated Revolving Credit Agreement dated as of July 10, 1996 by and between Borrower and Bank (as at any time amended, supplemented, or otherwise modified or restated, the "Agreement"), and is governed by the terms thereof. Initially capitalized terms used herein which are not otherwise defined have the meanings assigned to such terms in the Agreement.

                         [SIGNATURE BLOCK ON NEXT PAGE]

                  This Revolving Note shall be governed by and construed in accordance with the internal laws of the State of California without regard to principles of conflicts of laws.

                                              AMWEST INSURANCE GROUP, INC.

                                              By:

                                              Name:

                                              Title:

                               NOTICE OF BORROWING
                                (Revolving Loan)

 To: UNION BANK OF CALIFORNIA, N.A.
     Investment Banking Note Center #192
     1980 Saturn Street
     Monterey Park, California 91754
     Attn:

                  Pursuant to that certain Restated Revolving Credit Agreement, as of July 10, 1996 ( the "Agreement"), between Amwest Insurance Group, Inc., a Delaware corporation ("Borrower"), on the one hand, and Union Bank of California, N.A. on the other hand, this Notice of Borrowing represents Borrower's request for a borrowing pursuant to Section 2.4 of the Agreement:

         $__________   Reference Rate Borrowing; and
         $__________   Eurodollar Rate Borrowing
                       with an interest Period of
                       months and expiring on        , 19
Total:   $__________


                   Borrower requests that the above extension of credit be made
available on       , 19    .

                  The undersigned officer certifies that, as of the date of the requested borrowing;

                  (i) the representations and warranties of Borrower contained in the Agreement are true and correct in all material respects on and as of such date, except to the extent such representations and warranties expressly relate solely to an earlier date;

                  (ii) no Event of Default or Default has occurred and is continuing under the Agreement or will result from the proposed borrowing;

                  (iii)  Borrower  has  satisfied  all   conditions   under  the
Agreement to be performed or satisfied by it on or before such date.



                                    Exhibit 2

                  Each capitalized term contained in this Notice of Borrowing and not separately defined herein shall have the meaning ascribed thereto in the Agreement.

Dated: 19 .

                                             AMWEST INSURANCE GROUP, INC.
                                             a California corporation

                                            By:

                                            Title:

                                            By:

                                            Title:










                                    Exhibit 2

                        NOTICE OF CONVERSION/CONTINUATION
                                (Revolving Loan)

To:  UNION BANK OF CALIFORNIA, N.A.
     Investment Banking Note Center #192
     1980 Saturn Street
     Monterey Park, California 91754
     Attn:


                  Pursuant to that certain Restated Revolving Credit Agreement, dated as of July 10, 1996 (the "Agreement"), between Amwest Insurance Group, Inc., a Delaware corporation ("Borrower"), on the one hand, and Union Bank of California, N.A., on the other hand, this Notice of Conversion/Continuation represents Borrower's request pursuant to Section 2.5 of the Agreement to:

                        (a)    Convert $_________ in    principal amount of
                        Reference Rate Borrowings on     , 19 to a Eurodollar
                        Rate Borrowing with an Interest Period of       [months]
                        and expiring on             19         ;

                        (b)  Convert  $          in principal amount Eurodollar
                        Rate  Borrowings on             , 19   , to a  Reference
                        Rate  Borrowing;

                        (c)Continue as Eurodollar Rate Borrowings
                        $_______________ in principal amount of presently outstanding Eurodollar Rate Borrowings, commencing on
                                   , 19    , with an Interest Period of [months]
                        and expiring on                      , 19     .



                                    Exhibit 3

         Each    capitalized    term    contained    in   this    Request    for
Conversion/Continuation and not separately defined herein shall have the meaning ascribed thereto in the Agreement.

Dated:                       , 19--

                                                 AMWEST INSURANCE GROUP, INC.
                                                 a California corporation

                                                 By:

                                                 Title:

                                                 By:

                                                 Title:




                                    EXHIBIT 3

                             COMPLIANCE CERTIFICATE

                       To: Union Bank of California, N.A.

      Reference is made to the Restated Revolving Credit Agreement dated as of July 10, 1996, between AMWEST INSURANCE GROUP, INC., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. (the "Restated Revolving Credit Agreement"). Terms defined in the Restated Revolving Credit Agreement and not otherwise defined in this Compliance Certificate ("Certificate") shall have the meanings defined for them in the Restated Revolving Credit Agreement. This Certificate is delivered in accordance with Sections 5.2(c) and 5.2(f) of the Restated Revolving Credit Agreement.

      I. COMPLIANCE WITH FINANCIAL COVENANTS.
         Through the fiscal quarter ending     . Computations showing compliance
with Sections 5.9, 5.11, 5.12, 5.13, 5.14, 5.15, and 5.16 of the Loan Agreement are as follows:

         A.    5.9; Fixed-Charqe Coveraqe Ratio. The Fixed-Charge
      Coverage Ratio, as computed in accordance with Section 5.9 of the Restated
      Revolving  Credit  Agreement, is                      : 1.0.

                   COVENANT REQUIREMENT - Cannot be less than 1.1:1.0.

         B.    5.11; Tanqible Net Worth. Tangible Net Worth as
         computed in accordance with Section 1.1 and 5.11 of the
         Restated Revolving Credit Agreement is             .

                   COVENANT REQUIREMENT - Minimum Tangible Net Worth must be greater than 90% of consolidated Tangible Net Worth at March 31, 1996, plus 50% of Borrower's net income. Minimum Tangible Net Worth shall also be increased each fiscal year by the dollar amount of any initial public offering of securities.

      C.  5.12;  Net  Profit.  Net  Profit  as  computed  in  accordance  with
     Section  1.1  and  5.12  of the Restated Revolving Credit Agreement is
                             .








                                    EXHIBIT 4

         COVENANT REQUIREMENT - Must be > 0 on an annual basis.

         D. 5.13; Policyholders' Surplus. Policyholders Surplus as computed in accordance with Section 1.1 and 5.13 of the Restated Revolving Credit
Agreement is         :

         COVENANT REQUIREMENT - must be > 90% of Capital Surplus as of March 31, 1996.

         E. 5.14; Operating Leverage Ratio. Operating Leverage Ratio as computed in accordance with Sections 1.1 and 5.14 of the Restated Revolving
Credit Agreement is            : 1.0.

         COVENANT REQUIREMENT -Cannot exceed 3.0:1.0.

         In the above computation, the Operating Leverage Ratio is computed as follows:

         Net Written Premiums (over the most recent four quarters) Capital Surplus (as of the most recent quarterly ending date)

         F.  5.15;  A.M.  Best  Rating.  A.M.  Best  Rating  as  discussed  in
Section  5.15  of the  Restated Revolving Credit Agreement is

         COVENANT REQUIREMENT - Must maintain an A.M. Best rating of A- or better.

      G. 5.16; Investment Portfolio Quality. Investment Portfolio Quality as discussed in Section 5.16 of the Restated Revolving Credit Agreement is

         COVENANT REQUIREMENT - Must maintain an average fixed income portfolio rating of A.

      II.PERFORMANCE OF OBLIGATIONS.

         A review of the activities of Borrower and its Subsidiaries during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period Borrower an dits Subsidiaries performed and observed all their respective obligations under the Restated Resolving Credit Agreement. Except as described in an attached document or in an earlier Certificate, Borrower and its Subsidiaries performed and observed each covenant contained in the Restated Revolving Credit Agreement applicable to it, and no Default or Event of Default has occurred during such

                                    EXHIBIT 4
fiscal period which had not been previously waived by Bank nor is such a Default or Event of Default continuing.


         IN WITNESS WHEREOF, as a Senior Officer of Borrower, I
have  signed      this    Certificate    as    of    the      day    of
                  , 19--

                                                     BY:


                                                     Printed Name and Title


















                                    EXHIBIT 4